UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               GUILFORD MILLS INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                    401794201
                                 (CUSIP Number)


                                NOVEMBER 21, 2002
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 2 of 11 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Carl Marks Strategic Investments, L.P.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    518,052 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       518,052 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   518,052 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 3 of 11 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Carl Marks Management Company, L.P.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    575,613 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       575,613 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   575,613 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA, PN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 4 of 11 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Andrew M. Boas
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     575,613 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    575,613 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   575,613 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC, IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 5 of 11 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Robert C, Ruocco
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     575,613 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    575,613 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   575,613 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC, IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 6 of 11 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James F. Wilson
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     575,613 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    575,613 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   575,613 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC, IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 7 of 11 Pages
-------------------                                           ------------------

ITEM 1(a). NAME OF ISSUER:

     Guilford Mills Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     4925 West Market Street
     Greensboro, North Carolina 27407

ITEM 2(a). NAME OF PERSON FILING:

     This Schedule is being jointly filed by (i) Carl Marks Strategic Investments, L.P., a private investment partnership ("CMSI"); (ii) Carl Marks Management Company, L.P., a registered investment adviser and the sole general partner of CMSI ("CMMC"); and (iii) the three individual general partners of CMMC, Messrs. Andrew M. Boas ("Boas"), Robert C. Ruocco ("Ruocco") and James F. Wilson ("Wilson").

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     135 East 57th Street
     New York, NY 10022

ITEM 2(c). CITIZENSHIP:

     (i)  CMSI and CMMC -Delaware limited partnerships
     (ii) Messrs. Boas, Ruocco and Wilson - United States Citizens

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share

ITEM 2(e). CUSIP NUMBER:

     40108P101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under section 15 of the Act,
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act,
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
              (CMMC),
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),
     (g) [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,
     (j)  [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 8 of 11 Pages
-------------------                                           ------------------

ITEM 4. OWNERSHIP.

     The following states the beneficial ownership of the reporting persons as of November 21, 2002. This Report relates to the same shares of Common Stock, which may be deemed to be owned (i) directly by CMSI (and another private investment partnership managed by CMMC); (ii) indirectly by CMMC, as general partner, which has the power to vote and dispose of such securities; and (iii) indirectly on a shared basis by Boas, Ruocco and Wilson, who as general partners of CMMC share the power to direct the vote or disposition of such securities.

     CMSI:

     (a)  Amount beneficially owned: 518,052 shares

     (b)  Percent of class: 9.4%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: 518,052 shares
          (ii) Shared power to vote or to direct the vote: None
         (iii) Sole power to dispose or to direct the disposition of: 518,052 shares
          (iv) Shared power to dispose or to direct the disposition of: None

     CMMC:

     (a)  Amount beneficially owned: 575,613 shares

     (b)  Percent of class: 10.4%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: 575,613 shares
          (ii) Shared power to vote or to direct the vote: None
         (iii) Sole power to dispose or to direct the disposition of: 575,613 shares
          (iv) Shared power to dispose or to direct the disposition of: None

                                  SCHEDULE 13G
-------------------                                           ------------------
CUSIP NO. 401794201                                           Page 9 of 11 Pages
-------------------                                           ------------------

     Boas:

     (a)  Amount beneficially owned: 575,613 shares

     (b)  Percent of class: 10.4%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: None
          (ii) Shared power to vote or to direct the vote: 575,613 shares
         (iii) Sole power to dispose or to direct the disposition of: None
          (iv) Shared power to dispose or to direct the disposition of: 575,613 shares

     Ruocco:

     (a)  Amount beneficially owned: 575,613 shares

     (b)  Percent of class: 10.4%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote: None
          (ii) Shared power to vote or to direct the vote: 575,613 shares
         (iii) Sole power to dispose or to direct the disposition of:  None
          (iv) Shared power to dispose or to direct the disposition of: 575,613 shares

     Wilson:

     (a)  Amount beneficially owned: 575,613 shares

     (b)  Percent of class: 10.4%

     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: None
          (ii) Shared power to vote or to direct the vote: 575,613 shares
         (iii) Sole power to dispose or to direct the disposition of: None
          (iv) Shared power to dispose or to direct the disposition of: 575,613 shares

                                  SCHEDULE 13G
-------------------                                          -------------------
CUSIP NO. 401794201                                          Page 10 of 11 Pages
-------------------                                          -------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Another investment partnership directly or indirectly managed by one or more of the reporting persons have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. Such party does not beneficially own more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2002

                                        Carl Marks Strategic Investments, L.P.
                                        By: Carl Marks Management Company, L.P.
                                            General Partner

                                        By: /s/ Andrew Boas
                                            ------------------------------------
                                            Title: A General Partner

                                  SCHEDULE 13G
-------------------                                          -------------------
CUSIP NO. 401794201                                          Page 11 of 11 Pages
-------------------                                          -------------------


                                        Carl Marks Management Company, L.P.

                                        By: /s/ Andrew Boas
                                            ------------------------------------
                                            Title: A General Partner

                                             /s/ Andrew Boas
                                             -----------------------------------
                                                      Andrew M. Boas

                                             /s/ Robert C. Ruocco
                                             -----------------------------------
                                                      Robert C. Ruocco

                                             /s/ James F. Wilson
                                             -----------------------------------
                                                      James F. Wilson